EXHIBIT 99.1

Dime Community Bancshares, Inc. Announces the Retirement of President Michael P. Devine
Mr. Devine to Continue as Vice Chairman of the Board

Brooklyn, NY-October 20, 2015 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Banks of Williamsburgh (the "bank"), today announced that its Vice Chairman and President, Michael P. Devine, has decided to retire as an officer effective December 31, 2015. Mr. Devine will remain as Vice Chairman of the Boards of both the Company and Bank.  Kenneth J. Mahon, currently Senior Executive Vice President and Chief Operating Officer, will assume the role of President and Chief Operating Officer as of January 1, 2016.
Mr. Devine has served as Vice Chairman of the Boards of the Company and bank since February 2014, President of both the Company and bank since 1997, a director of the Company since its inception in 1995, and a director of the Bank since 1980. He joined the Bank in 1971, and has served in numerous capacities with the Company and Bank prior to his current position of President and Vice Chairman, most notably Chief Operating Officer.
As a result of his extensive experience, and knowledge of, and success at, the bank, the Board has requested, and Mr. Devine has agreed, to provide consulting and other services to the Company and Bank for a period of three years.
Vincent F. Palagiano, Chairman and CEO, commented, "I joined the Bank in 1970, Mike joined shortly thereafter in 1971, and together we have subsequently enjoyed an historic term overseeing the conversion of the Bank to a public company, two banking company acquisitions, and the expansion from seven retail branches at the onset of our executive tenure in 1989 to the twenty-five branches we presently operate. Mike also played a leading role in the recent agreement to sell valuable real estate holdings. While I will undoubtedly miss working closely with him on a daily basis, his banking acumen and thoughtful and pragmatic business approach will remain invaluable to both the board of directors and the Company's shareholders."
Mr. Devine stated, "I am grateful to have spent over 44 years with this great company.  I am very proud of what my Dime colleagues have accomplished together during many years of both successes and challenges. The Company continues to execute effectively in a highly competitive market place and remains, as a result, operationally sound and positioned for continued success.  Mr. Palagiano and Ken Mahon along with the senior leadership team have laid out a vision for the Company that will guide Dime for many years to come, and this gives me great confidence about Dime's future success."

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.64 billion in consolidated assets as of June 30, 2015, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279